Exhibit 10.7

AMENDMENT TWO TO SPONSORED RESEARCH AGREEMENT

This Amendment made this 31st day of December, 2012 by and between the THE REGENTS OF THE UNIVERSITY OF COLORADO, a body corporate, contracting for and on behalf of the University of Colorado Denver, a public institution of higher education created under the Constitution and the Law of the State of Colorado (hereinafter referred to as “UNIVERSITY”) and Omni Bio Pharmaceutical, Inc. hereinafter referred to as “Sponsor”.

WHEREAS, the parties hereto previously entered into a contract dated March 23, 2012, for RESEARCH services to be performed by UNIVERSITY under the supervision of Charles A. Dinarello, INVESTIGATOR, and;

NOW THEREFORE, it is desired to amend the contract as follows:

1.       The compensation for this Study is increased by a fixed price of Fifty-two Thousand Five Hundred Dollars ($52,500). This amount represents Seventeen Thousand Five Hundred Dollars ($17,500) per month through the term of this Amendment to be paid as follows:

$52,500 to be paid upon execution

2.	The term of this Amendment shall be January 1, 2013 to March 31, 2013.

All other terms and conditions of said Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment below:

INSTITUTION:	SPONSOR:
Regents of the University of Colorado,	Omni Bio Pharmaceutical, Inc.
a body corporate, for and on behalf of
the University of Colorado Denver

By		By
	Adelita J. DeHerrera, JD		Robert Ogden
	Contracts Manager		Chief Financial Officer
Office of Grants and Contracts